FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT {this "Amendment") is made as of this 30th day of August, 2006 (the "Date of Amendment") by and between CRP HOLDINGS V, L.P., a Delaware limited partnership ("Landlord"), and CHARYS HOLDING COMPANY, a Delaware corporation ("Tenant").

RECITALS

WHEREAS, Landlord and Tenant are the lessor and the lessee, respectively, under the Existing Lease, pursuant to which Landlord demises to Tenant, and Tenant leases from Landlord, the Existing Premises in that certain building known as 1117 Perimeter Center West in Atlanta, Fulton County, Georgia; and

WHEREAS, Landlord and Tenant wish to enter into this Amendment to provide for the leasing of certain additional space in the Building by Tenant, to extend the term of the Existing Lease, and to modify certain of the other terms and conditions of the Existing Lease, all as more particularly set forth herein.

AGREEMENTS

NOW, THEREFORE, WITNESSETH, that for and in consideration of the mutual covenants and agreements herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

Section 1.	Definitions.

The following defined terms, when and as used in this Amendment, shall have the meanings herein ascribed to them. To the extent a defined term is used in this Amendment which is not defined in this Amendment, it shall have the meaning in this Amendment which is ascribed to such defined term in the Existing Lease, to the extent that a meaning for such defined term is set forth in the Existing Lease.

(a)           "Additional Premises" means all of that space on the fourth (4th) floor of the Building adjoining the Existing Premises, as more particularly described in Exhibit A attached to and hereby made a part of this Amendment, known as "Suite W-401" and consisting of approximately 4,463 rentable square feet of space.

(b)           "Additional Premises Occupancy Date" means that date which is the first (1st) business day after the date as of which Landlord, in its sole and absolute discretion, shall deem the Tenant Improvements (as defined in Section 7 of this Amendment) to be Substantially Complete (as defined in Section 7 of this Amendment). As of the Date of Amendment, Landlord anticipates that the Additional Premises Occupancy Date shall occur on November 1, 2006.

(c)           "Additional Premises Occupancy Period" means that period of time commencing on the Additional Premises Occupancy Date and ending on October 31, 2011.

(d)           "Building" means that certain building known as 1117 Perimeter Center West in Atlanta, Fulton County, Georgia.

(e)           "Existing Lease" means that certain Lease Agreement dated March 31, 2004 between Original Landlord, as the lessor, and Original Tenant, as the lessee, with respect to the Existing Premises, together with all addenda, exhibits, riders and supplements thereto and all amendments and modifications thereof (if any) made prior to the Date of Amendment. All of the right, title and interest of Original Landlord, as the lessor under and with respect to the Existing Lease, was assigned and conveyed by Original Landlord to Landlord prior to the Date of Amendment. All of the right, title and interest of Original Tenant, as the lessee under and with respect to the Existing Lease, was assigned and conveyed by Original Tenant to Tenant prior to the Date of Amendment.

(f)           "Existing Premises" means all of that space on the fourth (4th) floor of the Building adjoining the Additional Premises leased by Landlord to Tenant pursuant to the Existing Lease, as more particularly described in Exhibit A of the Existing Lease, known as "Suite N-415" and consisting of approximately 3,318 rentable square feet of space.

(g)           "Expanded Premises" means, collectively, the Existing Premises and the Additional Premises. The Expanded Premises consists, collectively, of approximately 7,781 rentable square feet of space.

(h)           "Lease" means the Existing Lease, as amended by this Amendment.

(i)           "Original Landlord" means Pericen Limited Partnership, a Delaware limited partnership.

(j)           "Original Tenant" means Barrow Group, LLC, a Georgia limited liability company.

Section 2.	Extension of Original Term of Existing Lease.

The original Term (as expiring on March 31, 2009) is hereby extended through 11:59 p.m., local time, on October 31, 2011. That portion of the original Term, as so further extended, commencing on April 1, 2009 and ending on October 31, 2011 is hereinafter sometimes called the "Extended Term." That portion of the original Term occurring prior to April 1, 2009 is hereinafter sometimes referred to as the "Initial Term." From and after the Date of Amendment, the Term shall be deemed to be comprised of the Initial Term and the Extended Term, together with all renewals or extensions thereof becoming effective subsequent to the Date of Amendment pursuant to any amendments to the Lease made subsequent to the Date of Amendment between Landlord and Tenant.

Section 3.	Leasing of Additional Premises.

Commencing on the Additional Premises Occupancy Date, Landlord shall lease the Additional Premises to Tenant, and Tenant shall rent the Additional Premises from Landlord, all in accordance with the terms and conditions of the Lease. From and after the Additional Premises Occupancy Date, the defined term "Premises", as such defined term is defined and used in the Lease, shall for all intents and purposes mean and refer to the Expanded Premises. For all intents and purposes of the Lease, as the context shall require, the defined term "Premises", as such defined term is defined and used in the Lease with respect to all portions of the Term occurring prior to the Additional Premises Occupancy Date, shall refer only to the Existing Premises.

Section 4.	Annual Basic Rent Payable for Additional Premises with respect to Portion of Additional Premises Occupancy Period Occurring Prior to Extended Term.

(a)           Tenant shall pay annual Basic Rent to Landlord for the Additional Premises with respect to that portion of the Additional Premises Occupancy Period occurring prior to the Extended Term as follows:

Period of Time During Additional Premises Occupancy Period	Annual Basic Rent	Annual Basic Rent Per Rentable Square Foot	Monthly Installments of Annual Basic Rent
Additional Premises Occupancy Date to March 31, 2007	$87,028.50	$19.50	$7,252.38
April 1, 2007 to March 31, 2008	$89,639.36	$20.09	$7,469.95
April 1, 2008 to March 31, 2009	$92,328.54	$20.69	$7,694.05

(b)           The monthly installments of annual Basic Rent required to be paid by Tenant to Landlord for the Additional Premises with respect to that portion of the Additional Premises Occupancy Period occurring prior to the Extended Term described in Section 4(a) of this Amendment shall be payable by Tenant to Landlord in addition to all of the installments of annual Basic Rent required to be paid by Tenant to Landlord (i) with respect to the Existing Premises pursuant to the Existing Lease and (ii) with respect to the Expanded Premises pursuant to Section 5 of this Amendment.

Section 5.	Annual Basic Rent Payable for Expanded Premises with respect to Extended Term.

(a)           Tenant shall pay annual Basic Rent to Landlord for the Expanded Premises with respect to the Extended Term as follows:

Period of Time During Extended Term	Annual Basic Rent	Annual Basic Rent Per Rentable Square Foot	Monthly Installments of Annual Basic Rent
April 1, 2009 to March 31, 2010	$165,813.11	$21.31	$13,817.76
April 1, 2010 to March 31, 2011	$170,787.50	$21.95	$14,232.91
April 1, 2011 to October 31, 2011	$175,911.12	$22.61	$14,659.26

(b)           The monthly installments of annual Basic Rent required to be paid by Tenant to Landlord for the Expanded Premises with respect to the Extended Term described in Section 5(a) of this Amendment shall be payable by Tenant to Landlord in addition to all of the monthly installments of annual Basic Rent required to be paid by Tenant to Landlord with respect to (i) the Existing Premises pursuant to the Existing Lease and (ii) Section 4 of this Amendment for the Additional Premises with respect to that portion of the Additional Premises Occupancy Period occurring prior to the Extended Term.

Section 6.	Additional Rent.

(a)           For purposes of this Amendment, effective as of the Additional Premises Occupancy Date, "Tenant's Proportionate Share" (as such defined term is defined in the Existing Lease) shall be increased to be 1.99%. Notwithstanding the foregoing, for and with respect to all periods of time during the Term prior to the Additional Premises Occupancy Date, Tenant's Proportionate Share shall continue to have the meaning and value assigned to such defined term in the Existing Lease.

(b)           Subject to the foregoing terms and conditions of Section 6 of this Amendment, all of the terms and conditions of the Existing Lease governing the payment of Additional Rent by Tenant to Landlord for the Existing Premises with respect to the Initial Term shall continue to be applicable to (i) the leasing of the Additional Premises by Landlord to Tenant with respect to that portion of the Additional Premises Occupancy Period occurring prior to the Extended Term and (ii) the leasing of the Expanded Premises by Landlord to Tenant with respect to the Extended Term.

Section 7.	Tenant Improvements.

(a)           For purposes of this Amendment, "Tenant Improvements" means, collectively, the alterations and improvements to the Expanded Premises to be constructed and/or installed by Landlord in accordance with the terms and conditions of Section 7 of this Amendment, as more particularly described in Exhibit B attached to and hereby made a part of this Amendment.

(b)           Landlord shall use commercially reasonable efforts to Substantially Complete (herein defined) the Tenant Improvements not later than October 31, 2006. For purposes of this Amendment, the Tenant Improvements shall be deemed to be "Substantially Complete" as of the date on which Landlord shall certify in writing to Tenant that: (i) The Tenant Improvements have been substantially completed in all material respects and in substantial accordance with the approved plans and specifications therefor (if any); and (ii) To the extent deemed necessary by Landlord, in Landlord's sole and absolute discretion, a temporary or permanent certificate of occupancy shall have been issued by the governmental authority having jurisdiction with respect to the Tenant Improvements or the governmental authority having jurisdiction with respect to the Tenant Improvements shall have otherwise evidenced its approval of the Tenant Improvements. In the event that Landlord is unable for any reason whatsoever to Substantially Complete the Tenant Improvements on or before October 31, 2006, then and in such event, Landlord shall have no liability whatsoever (including, without limitation, for any damages that Tenant may suffer) to Tenant in connection therewith or as a result thereof and none of the obligations of Tenant to Landlord set forth in this Amendment shall be affected thereby; provided, however, that Landlord shall use commercially reasonable efforts to Substantially Complete the Tenant Improvements as soon as reasonably possible thereafter. Landlord shall use commercially reasonable efforts to complete any portions or aspects of the Tenant Improvements which shall be incomplete as of the date of Substantial Completion of the Tenant Improvements as soon as possible thereafter. Notwithstanding the foregoing terms and conditions of this paragraph, in the event that the Tenant Improvements shall not be Substantially Complete on or before October 31, 2006 as a result of any default or delay on the part of Tenant with respect to the obligations of Tenant set forth in the Lease, then and in such event, (A) for all intents and purposes of the Lease the Tenant Improvements shall be deemed to have been Substantially Complete as of the date Landlord shall determine, in the sole but reasonable opinion of Landlord, that Landlord would have Substantially Completed the Tenant Improvements but for such default or delay on the part of Tenant, and (B) not later than ten (10) days after written demand shall be made therefor by Landlord of Tenant, Tenant shall reimburse Landlord for all additional costs and/or expenses (if any) that Landlord shall incur as a result thereof in connection with the construction and/or installation of the Tenant Improvements.

(c)           The Tenant Improvements shall be constructed and/or installed by Landlord using contractors (and subcontractors, if deemed necessary by Landlord) selected by Landlord, at Landlord's discretion, and having experience in connection with the construction and/or installation of alterations and improvements similar in nature to the Tenant Improvements. Landlord shall have the right, at Landlord's option, to employ a construction management supervisor to supervise the construction and/or installation of the Tenant Improvements. Any such construction management supervisor employed by Landlord may be an affiliate of Landlord. The costs and expenses incurred by Landlord in connection with the employment by Landlord of any construction management supervisor shall be a Cost of Tenant Improvements (herein defined) and, at the option of Landlord, may be deducted by Landlord from the amount of the Tenant Improvements Allowance (herein defined); provided, however, Landlord shall not include as a part of Cost of Tenant Improvements that portion, if any, of any such construction management supervision fees and expenses incurred by Landlord as shall exceed that amount equal to the product of (i) 0.03 and (ii) all costs and expenses includable as part of the Cost of Tenant Improvements other than such construction management supervision fees and expenses. The Tenant Improvements shall be completed by Landlord in a good and workmanlike manner, in accordance with all applicable federal, state and local laws, ordinances, codes, rules, regulations and orders, and, if and as applicable, in accordance with any plans and specifications therefor that have been approved by Landlord and Tenant.

(d)           For purposes of this Amendment, "Cost of Tenant Improvements" means the following costs and expenses, as and if incurred by Landlord in connection with the construction and/or installation of the Tenant Improvements: (i) all hard or direct costs; (ii) all costs of architectural, engineering and planning services; (iii) all costs of building permits and other governmental approvals; (iv) all costs of labor, machinery and equipment; (v) all costs of any construction management services; (vi) all costs of demolition; and (vii) all other soft or indirect costs. For purposes of this Amendment. "Tenant Improvements Allowance" means the sum of $98,186.00. Subject to the succeeding terms and conditions of Section 7(d) of this Amendment, all of the costs and expenses incurred by Landlord in connection with the construction and/or installation of the Tenant Improvements shall be paid by Landlord; provided, however, and not later than ten (10) days after written demand shall be made therefor by Landlord of Tenant, Tenant shall reimburse Landlord for that portion of the actual, final Cost of Tenant Improvements as shall exceed the amount of the Tenant Improvements Allowance. Any request for reimbursement made by Landlord of Tenant pursuant to the preceding terms and conditions of this paragraph shall be in writing and shall be accompanied by copies of invoices or other evidence reasonably satisfactory to Tenant showing Landlord to have incurred the costs and expenses in question. All determinations regarding the actual, final Cost of Tenant Improvements shall be made by Landlord, in Landlord's sole and absolute discretion, and shall be binding upon Landlord and Tenant absent manifest error.

(e)           Except to the extent, if any, set forth elsewhere in this Amendment, Tenant hereby acknowledges and agrees that: (i) Landlord has made no representations or warranties whatsoever to Tenant with respect to the Additional Premises, the condition of the Additional Premises, or the suitability for use by Tenant of the Additional Premises in connection with the business operations of Tenant; and (ii) Landlord has no obligation to Tenant whatsoever, pursuant to this Amendment or otherwise, with respect to the obtaining or maintaining during the Additional Premises Occupancy Period of any governmental approvals, consents, licenses, permits or certificates (collectively, the "Governmental Authorizations"), that Tenant shall deem necessary or desirable in connection with the use and occupancy of the Additional Premises by Tenant pursuant to this Amendment and that any and all such Governmental Authorizations that Tenant shall deem necessary or desirable in such regard are to be obtained by Tenant at Tenant's sole cost and expense. Furthermore, subject to the completion of the Tenant Improvements, Tenant hereby acknowledges and agrees that (A) the Additional Premises are being leased by Landlord to Tenant in their "as is, where is and with all defects" condition as of the Additional Premises Occupancy Date, and (B) Landlord shall have no obligation whatsoever, pursuant to this Amendment or otherwise, to make any alterations or improvements to or with respect to the Additional Premises. In furtherance of the foregoing, Tenant hereby acknowledges that Tenant has on or before the Date of Amendment been afforded a full and complete opportunity to inspect the Additional Premises in all respects and that, subject to the completion of the Tenant Improvements, Tenant is satisfied in all respects with the condition of the Additional Premises and has observed no dangerous or defective conditions at the Additional Premises.

(f)           For purposes of this Amendment, "Tenant Improvements Construction Period" means that period of time commencing on the Date of Amendment and ending on the date as of which Landlord shall deem the Tenant Improvements to be complete in all respects. Tenant hereby acknowledges that Landlord and the agents, employees and contractors of Landlord may need to enter upon the Existing Premises during the Tenant Improvements Construction Period in connection with the construction and or installation of the Tenant Improvements. Accordingly, Tenant hereby agrees that Landlord and the agents, employees and contractors of Landlord shall have the right to enter upon the Existing Premises at any and all times during the Tenant Improvements Construction Period (including, without limitation, on weekends and hours other than the normal business hours of Tenant) for the purpose of constructing and/or installing the Tenant Improvements. Tenant shall cooperate, fully and in all reasonable respects, at Tenant's sole cost and expense, with Landlord and the agents, employees and contractors of Landlord so as to facilitate the timely and proper completion by Landlord of the Tenant Improvements in accordance with the terms and conditions of this Amendment. In furtherance of the foregoing, Tenant also agrees that upon request made at any time by Landlord or any of the agents, employees or contractors of Landlord in connection with the construction and/or installation of the Tenant Improvements, Tenant shall move, remove or relocate, or cause to be moved, removed or relocated, to, from or within the Existing Premises, at Tenant's sole cost and expense, any and all machinery, equipment, furniture, furnishings, inventory or personal property of Tenant then in, on or about the Existing Premises that Landlord or any of the agents, employees or contractors of Landlord may request be so moved, removed or relocated in order to facilitate the timely and proper completion of the Tenant Improvements.

Section 8.	Additional Security Deposit Monies.

Effective as of the Date of Amendment the amount of the Security Deposit required to be maintained by Tenant with Landlord pursuant to the Lease shall be increased from $4,700.50 to $11,952.88. Landlord hereby represents and warrants to Tenant that as of the day before the Date of Amendment Landlord held monies comprising the Security Deposit in the amount of S4,700.50. Not later than the Date of Amendment, Tenant shall deliver to Landlord the sum of $7,252.88 as additional monies contemplated to be maintained by Landlord as part of the Security Deposit.

Section 9.	Amendment to Exhibit G of Existing Lease.

Effective as of the Additional Premises Occupancy Date, the reference in Exhibit G of the Existing Lease (entitled "Parking") to "nine (9) unreserved parking spaces" shall be increased so as to refer instead to "twenty-two (22) unreserved parking spaces".

Section 10.	Inapplicability to Additional Premises Occupancy Period and Extended Term of Certain Terms and Conditions of the Existing Lease.

The following terms and conditions of the Existing Lease shall be inapplicable to the Additional Premises Occupancy Period and the Extended Term; provided, however, that such terms and conditions shall remain applicable, as the context shall require, to the all periods of time during the Term of the Lease occurring prior to the Additional Premises Occupancy Period:

(a)	Section 25(d) of the Existing Lease (entitled "Brokerage");

(b)	Exhibit D of the Existing Lease (entitled "Tenant Finish-Work: As Is"); and

(c)	Exhibit H of the Existing Lease (entitled "Rent Abatement Provisions").

Section 11.	Representations and Warranties of Tenant.

Tenant hereby represents and warrants to Landlord that on and as of the Date of Amendment: (a) Tenant is a corporation duly formed and validly existing, in good standing, under the laws of the State of Maryland; (b) The officer of Tenant executing and delivering this Amendment on behalf of Tenant is authorized to execute and deliver this Amendment on behalf of Tenant, and when so executed and delivered by such officer, this Amendment shall be binding upon and enforceable against Tenant in all respects; (c) Tenant is not in default with respect to any of the agreements, covenants and obligations of Tenant set forth in the Existing Lease; and (d) Landlord is not in default with respect to any of the agreements, covenants and obligations of Landlord set forth in the Existing Lease.

Section 12.	Brokers.

Each of Landlord and Tenant hereby represents and warrants to the other that it has dealt with no real estate agents or brokers in connection with the negotiation, execution and delivery of this Amendment other than Lincoln Property Company Commercial, Inc. ("Landlord's Broker") and that no brokerage fees or commissions are payable to any real estate agent or broker in connection with the negotiation, execution and delivery of this Amendment other than to Landlord's Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other harmless from and against any and all losses, liabilities, damages, claims, costs and/or expenses (including, without limitation, reasonable attorneys' fees) that the other may incur or suffer, or which may be asserted against the other, in connection with, or in any way relating to, the inaccuracy of any representation or warranty made by it in this paragraph. Landlord shall pay all brokerage fees and/or commissions due and payable to Landlord's Broker in connection with the negotiation, execution and delivery of this Amendment pursuant to a separate written agreement entered into prior to the Date of Amendment between Landlord and Landlord's Broker.

Section 13.	Address of Landlord.

Notwithstanding anything to the contrary set forth elsewhere in the Existing Lease, for purposes of all notices, requests, approvals, waivers or other communications given or required to be given to Landlord under and with respect to the Lease, the address of Landlord shall from and after the Date of Amendment be c/o Colony Realty Partners, LLC, One International Place, Suite 2750, Boston, Massachusetts 02110, marked to the attention of Ms. Cynthia J. Sarver, Vice President. A copy of all such notices, requests, approvals, waivers and other communications shall also be sent to counsel to Landlord, Howard R. Majev, Esquire, Winston & Strawn LLP, 1700 K Street, N.W., Washington, D.C. 20006.

Section 14.	Address for Rent Payments.

Effective as of the Date of Amendment and notwithstanding anything to the contrary set forth in the Existing Lease, all rental payments and other charges payable by Tenant to Landlord in accordance with the terms and conditions of the Lease shall be payable by Tenant to Landlord until further notice either by regular mail or overnight courier service promising delivery on the next business day, c/o CRP Holdings V, L.P. — 1117 Perimeter Center West — Lockbox , JP Morgan Lockbox Processing, Lockbox No. 533140, 140 Aviation Boulevard, Atlanta, Georgia 30354.

Section 15.	Miscellaneous.

Except as and only to the extent explicitly modified by the terms and provisions of this Amendment, all of the terms and provisions of the Existing Lease are ratified and confirmed in all respects, remain in full force and effect, and shall be applicable to the Extended Term. In the event that any of the terms, conditions or provisions of this Amendment shall conflict with any of the terms, conditions or provisions of the Existing Lease, then and in any such event, the terms, conditions and provisions of this Amendment shall be controlling. This Amendment contains the entire understanding of the parties to this Amendment with respect to the subject matters covered in this Amendment and no prior agreements or understandings between the parties to this Amendment, or in any way relating to the subject matter covered in this Amendment, shall be effective after the execution of this Amendment, whether or not such agreements or understandings are similar, broader in scope, more narrow in scope or in any other way different from the terms and conditions of this Amendment. This Amendment may be modified only by a written instrument signed by the parties to this Amendment. The furnishing to Tenant of the form of this Amendment shall not constitute an offer by Landlord and this Amendment shall become effective in accordance with its terms upon and only upon its execution by and delivery by the parties to this Amendment. The recitals set forth at the beginning of this Amendment shall be deemed to be a part of this Amendment. The headings set forth at the beginning of each of the sections of this Amendment are inserted for convenience of reference only and shall not be deemed to have any legal significance or meaning whatsoever. This Amendment and the terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Georgia. This Amendment may be executed in counterparts, each of which shall be deemed to be an original of this Amendment, but all of which, together, shall constitute one and the same instrument. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary set forth elsewhere in this Amendment, this Amendment shall be deemed to be effective as of the Date of Amendment even or though either or both of the parties to this Amendment may execute and/or deliver this Amendment on a later or different date.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment under seal as of the Date of Amendment.

LANDLORD:

WITNESS:	CRP HOLDINGS V, L.P.,
a Delaware limited partnership
	By:	CRP HOLDINGS GP-V, LLC, a Delaware limited liability company, its General Partner

/s/ Jennifer B		By:	/s/ Cynthia J. Sarver	(SEAL)
Cynthia J. Sarver, Vice President

Date of Execution: August 31, 2006

TENANT:

WITNESS/ATTEST:	CHARYS HOLDING COMPANY

Illegible	By:	/s/ Raymond J. Smith		(SEAL)
Raymond J. Smith, Chief Financial Officer

Date of Execution: August 30, 2006

EXHIBIT A

DRAWING SHOWING THE ADDITIONAL PREMISES

1
P-1
PRELIMINARY
FLOOR PLAN
SCALE: Not to Scale
REMAINING AREA
APPROX 4463 RSF
KEY PLAN

P-1

Preliminary Plan

Remaining Suite W401

4th Floor

1117 Perimeter Center West

Sandy Springs, Ga. Lincoln Properties Co.

SWI

A-1

EXHIBIT B

DESCRIPTION OF TENANT IMPROVEMENTS

The Tenant Improvements shall consist solely of the alterations and improvements to the Expanded Premises that are more particularly described on Exhibit B-l attached to and hereby made a part of this Exhibit B.

EXHIBIT B-1

PLANS OR DRAWINGS FURTHER DESCRIBING
THE TENANT IMPROVEMENTS

1
P-2

PRELIMINARY FLOOR PLAN

SCALE: Not to Scale

EXISTING SUITE N415

Charys Holding Company
Fourth Floor
1117 Perimeter Center West
Sandy Springs, Ga.

SWI
SCHNEIDER WRIGHT INC.

Preliminary Plan

P-2

EXHIBIT B-l

PLANS OR DRAWINGS FURTHER DESCRIBING
THE TENANT IMPROVEMENTS

1
P-2
PRELIMINARY FLOOR PLAN
SCALE: Not to Scale
SUITE W401
EXPANSION APPROX 4465 RSF
SUITE N415
STAIR #2

Charys Holding Company
Fourth Floor
1117 Perimeter Center West

SCHNEIDER WRIGHT INC.

Preliminary Plan

P-2

Lease Commencement/Acceptance of Premises

November 21, 2006

Charys Holding Company
1117 Perimeter Center West
Suite N415
Atlanta, GA 30338

RE:           First Amendment to Lease Agreement, dated August 30, 2006, between CRP Holdings V, L.P., a Delaware limited partnership, ("Landlord"), and Charys Holding Company, a Delaware corporation ("Tenant") concerning premises located at 1117 Perimeter Center West, Suite N-415, Atlanta, Georgia 30338.

In accordance with the referenced Lease Agreement (the "Lease"), we request that you and/or the proper authority, please confirm the following:

1.	The commencement date of November 16, 2006 for a term of 60 months ending on October 31, 2011.

2.
Tenant acknowledges and agreed that as of November 15, 2006 (i) the Improvements to the Premises have been substantially completed; (ii) and that as of the date of this letter the Landlord has fulfilled all of its obligations to complete Tenant Improvements at the Premises, and that the Tenant has accepted the Premises inits current condition.

3.	Rent checks should continue to be made payable to CRP Holdings V. L.P., at 1117 Perimeter Center West, P.O. Box 533140, Atlanta, GA 30353-3140.

4.	The approximate number of rentable square feet within the expansion Premises is 4,463.

5.	Tenant's Proportionate Share is calculated based upon the number of rentable square feet within the Premises (existing and expansion space), which is 1.99% of building related expenses.

Please confirm your agreement with the aforementioned terms by signing below and returning a copy to Lincoln Property Company for our lease.

Again, thank you for your tenancy, and we look forward to a long and harmonious relationship!

Sincerely,

Lincoln Property Company	AGREED TO & ACCEPTED BY:

/s/ Raymond J. Smith
By
/s/ Carlton Harden	Its:	Chief Financial Officer
Carlton Harden	Date:	11/30/2006